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                                                                    EXHIBIT 9917

                [Letterhead of Ventura County National Bancorp]

                                          May  , 1995

[Standby Purchaser]
[Address]

To all Standby Investors:

The registration statement relating to a rights offering by Ventura County National Bancorp was declared effective by the Securities and Exchange
Commission on        , May   , 1995. The Subscription Price is $   per share.
Attached are pages 1 and 2 and the signature page of the Standby Purchase Agreement fully completed to indicate the number of shares representing your minimum and maximum standby purchase amounts.

If you wish to extend an offer to purchase the securities described in the prospectus please sign, date and fax the signature page of the Standby Purchase Agreement to the Company, attention of Richard S. Cupp at (805) 981-2786.

The rights offering is expected to terminate at 5:00 p.m. Pacific time on     ,
June 21, 1995.

                                          Richard S. Cupp
                                          President and Chief Executive Officer